As filed with the Securities and Exchange Commission on October 23, 2015

Registration No. 333-105911

Registration No. 333-77721

Registration No. 333-37659

Registration No. 333-26083

Registration No. 033-96982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-105911

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-77721

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-37659

Post-Effective Amendment No. 2 To

FORM S-3 REGISTRATION STATEMENT NO. 333-26083

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 033-96982

UNDER

THE SECURITIES ACT OF 1933

BLYTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2984916
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

59 Armstrong Road

Plymouth, MA 02360

(508) 830-3100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Novins

Vice President, General Counsel and Secretary

Blyth, Inc.

59 Armstrong Road

Plymouth, MA 02360

(508) 830-3100

Copies to:

Nazim Zilkha, Esq.

Chang-Do Gong, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by Blyth, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”).

•	Registration Statement No. 333-105911, originally filed with SEC on June 6, 2003 (as amended by Pre-Effective Amendment No. 1., filed on July 10, 2003 and Pre-Effective Amendment No. 2., filed on July 15, 2003).

•	Registration Statement No. 333-77721, originally filed with the SEC on May 4, 1999 (as amended by Pre-Effective Amendment No. 1., filed on May 12, 1999).

•	Registration Statement No. 333-37659, originally filed with the SEC on October 10, 1997.

•	Registration Statement No. 333-26083, originally filed with the SEC on April 29, 1997 (as amended by Post-Effective Amendment No. 1, filed on October 10, 1997).

•	Registration Statement No. 033-96982, originally filed with the SEC on September 15, 1995 (as amended by Pre-Effective Amendment No. 1., filed on October 6, 1995).

The Company is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On October 14, 2015, pursuant to the Agreement and Plan of Merger, dated as of August 30, 2015 (the “Merger Agreement”), by and among CB Shine Holdings, LLC, a Delaware corporation (“Parent”), CB Shine Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Plymouth, Commonwealth of Massachusetts, on October 23, 2015.

BLYTH, INC.

By:	/s/ Michael S. Novins
	Name:	Michael S. Novins
	Title:	Vice President, General Counsel and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.